Exhibit 99.8

EMPLOYMENT AGREEMENT
As Amended and Restated as of January 1, 2009

This Employment Agreement (the "Agreement") as initially entered into effective as of March 1, 2004 and as amended on September 27, 2007 (“Anniversary Date”) by and between TIB Financial Corp. (the “Holding Company”), TIB Bank (the “Bank”), and Alma Shuckhart (the “Executive”), is hereby amended and restated as of December 16, 2008 and effective January 1, 2009, as follows:

WITNESSETH:

WHEREAS, the Holding Company and the Bank (collectively the “Company”) desire to retain the services of and employ the Executive, and the Executive desires to provide services to the Company, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Company and the Executive covenant and agree as follows:

1.
Employment.  Pursuant to the terms and conditions of this Agreement, the Company agrees to employ the Executive and the Executive agrees to render services to the Company as set forth herein, all effective as of the Anniversary Date set forth above.  Notwithstanding any other provision in this Agreement, the employment of the Executive in accordance with the terms of this Agreement shall be subject to the prior approval, as and to the extent required by law, of the applicable federal banking agencies having jurisdiction over the Holding Company and the Bank.  This Agreement supercedes any prior employment agreement entered into between the Company and the Executive prior to the date hereof, and any such prior employment agreement is hereby terminated.

2.
Position and Duties; Records.  During the term of this Agreement, the Executive shall serve as Senior Executive Vice President & President of the Southwest Florida Market of the Bank and Chief Credit Officer, and shall undertake such duties, consistent with such titles, as may be assigned to her from time to time by the President and Chief Executive Officer of the Bank or Holding Company and/or Boards of Directors of the Holding Company and the Bank (collectively referred to as the “Board”), including serving on Board committees as appointed from time to time by the Board, and assisting in keeping the Company in compliance with applicable laws and regulations.  In performing her duties pursuant to this Agreement, the Executive shall devote her full business time, energy, skill and best efforts to promote the Company and its business and affairs; provided that, subject to Sections 10, 12 and 13 of this Agreement, the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate and other assets, and also to participate in charitable and community activities and organizations, as long as such activities do not adversely affect the performance by Executive of her duties and obligations to the Company.  Upon termination of the Executive’s employment for any reason, she shall resign as a director of the Holding Company and the Bank (if she is then serving in such capacity).  All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, its affiliates and their respective directors and officers, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company, and shall not be removed from their premises, except as required in the course of providing for the services pursuant to this Agreement, without the prior written consent of the Company.  Such items shall be promptly returned by the Executive on the termination of this Agreement or at any earlier time upon the request of the Company.

3.
Term:  The initial term of employment pursuant to this Agreement shall be for a period of three years, commencing with the date set forth in Section 1 and expiring (unless sooner terminated or otherwise provided in this Agreement or unless otherwise renewed or extended as set forth herein) on the third anniversary of the Anniversary Date this Agreement, which date, including any earlier date of termination or any extended expiration date, shall be referred to as the “Expiration Date.”  Subject to the provisions of Section 8 of this Agreement, the term of this Agreement and the employment of the Executive by the Company hereunder shall be deemed automatically renewed for successive periods of two years each on each anniversary of the Anniversary Date of this Agreement, until the Executive receives written notice that the term of this Agreement will not be automatically renewed.  In the event of the Executive’s receipt of such notice from the Company that the term of this Agreement will not be renewed, the term of this Agreement shall end on the next Anniversary Date of this Agreement occurring two years after the Anniversary Date first occurring after the date such notice is given.  As an illustration of the foregoing, if such notice were given by the Company to the Executive on a date in 2005 before the Anniversary Date of this Agreement, then the term of this Agreement would end on the Anniversary Date of this Agreement in 2007.  If notice were given by the Company to the Executive on a date in 2005 after the first Anniversary Date of this Agreement, then the term of this Agreement would end on the Anniversary Date in 2008.  After termination of the employment of the Executive for any reason whatsoever, the Executive shall continue to be subject to the provisions of Sections 10 through 17, inclusive, of this Agreement, provided, however, that the Executive shall not be subject to the provisions of Section 12 where the employment of the Executive is terminated pursuant to Section 8(e), or where the term of employment is not renewed pursuant to this Section 3.

4.	Compensation. During the term of this Agreement, the Company shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

(a)
A base annual base salary of $217,000.00 as of the date of amendment, such annual salary to be subject to increase thereafter as the Board in its discretion shall determine.  The foregoing salary shall be payable in such periodic installments consistent with other employees of the Bank.

(b)	Such annual incentive bonuses as may be established by the President and Chief Executive Officer from time to time.

5.
Benefits and Insurance.  The Bank shall provide to the Executive such medical, health, and life insurance as well as any other benefits as the Board shall determine from time to time.  At a minimum, the Executive shall be entitled to (i) participate in all employee benefit plans offered to the Bank's employees generally, and (ii) life insurance coverage (payable to such beneficiary as the Executive may designate from time to time).  The Executive also shall be entitled to participate in any group disability plan maintained by the Bank, with the Bank paying to the Executive her base annual salary during any waiting period imposed by such plan for the receipt of disability benefits thereunder.

6.
Vacation.  The Executive may take up to four weeks of vacation time at such periods during each year as the Board and the Executive shall determine from time to time.  The Executive shall be entitled to full compensation during such vacation periods.

7.
Reimbursement of Expenses.  The Bank shall reimburse the Executive for reasonable expenses incurred in connection with her employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses.

8.	Termination. The employment of the Executive may be terminated as follows:

(a)
By the Company, by action taken by its Board or its President and Chief Executive Officer, at any time and immediately upon written notice to the Executive if said termination is for Cause.  In the notice of termination furnished to the Executive under this Section 8(a), the reason or reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without Cause and therefore termination pursuant to Section 8(f).  Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Executive for Cause under this Section 8(a):

(i)
If the Executive shall fail or refuse to comply with the obligations required of her as set forth in this Agreement or comply with the policies of the Company established by the Board or its President and Chief Executive Officer from time to time; provided, however, that for the first such failure or refusal, the Executive shall be given written warning (providing at least a 10 day period for an opportunity to cure), and the second failure or refusal shall be grounds for termination for Cause;

(ii)	If the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty;

(iii)
If the Executive shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Company which, in the judgment of the Board or its President and Chief Executive Officer, has adversely affected, or may adversely affect, the business or reputation of the Company as determined by the Board or its President and Chief Executive Officer;

(iv)
If the Executive shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Company as determined by the Board or its President and Chief Executive Officer;

(v)	If the Executive shall have filed, or had filed against her, any petition under the federal bankruptcy laws or any state insolvency laws; or

(vi)	If any banking authority having supervisory jurisdiction over the Holding Company or the Bank initiates any proceedings for removal of the Executive.

In the event of termination for Cause, the Company shall pay the Executive only salary and vacation amounts accrued and unpaid as of the effective date of termination.

(b)           The Executive shall have the right to terminate her employment at any time during the term of the Agreement hereof for Good Reason Absent a Change in Control (as defined hereafter) which has not been previously consented to in writing by the Executive. The Executive must provide written notice to the Company of the existence of the event or condition constituting such Good Reason Absent a Change in Control within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute “Good Reason Absent a Change in Control.” Upon delivery of such notice by the Executive, the Company shall have a period of thirty (30) days thereafter during which it or they may remedy in good faith the condition constituting such Good Reason Absent a Change in Control, and the Executive's employment shall continue in effect during such time so long as the Company makes diligent efforts during such time to cure such Good Reason Absent a Change in Control. In the event that the Company shall remedy in good faith the event or condition constituting Good Reason Absent a Change in Control, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to the Executive under this Section 8(b).  The Company’s remedy of any Good Reason Absent a Change in Control event or condition with or without notice from the Executive shall not relieve the Company from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason Absent a Change in Control event or condition.

“Good Reason Absent a Change in Control” shall exist if, without Executive’s express written consent, the Company materially breaches any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence any of the following:

(1)	a material diminution in the Executive’s authority, duties, or responsibilities; or

(2)	any other action or inaction that constitutes a material breach by the Company of this Agreement.

Upon Termination of Employment by the Executive for Good Reason Absent a Change in Control (which Termination of Employment shall occur not later than two years from the date of such initial occurrence of such event or condition constituting Good Reason Absent a Change in Control), the Company shall (i) for a period of two years thereafter, continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to any bonus paid by the Company to the Executive during the 12 month period prior to said termination, such salary and bonus to be payable in such periodic installments (and not as a lump sum payment) consistent with the payroll periods for the Company's payments to its other employees; and (ii) for a period of 18 months, pay directly or reimburse the Executive for continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act under the Bank's medical insurance plan.

(c)           By the Executive upon the lapse of 45 days following written notice by the Executive to the Company of her resignation from the Company for other than Good Reason Absent a Change in Control; provided, however, that the Company, in its discretion, may cause such termination to be effective at any time during such 45-day period. If the Executive's employment is terminated because of the Executive's resignation, the Company shall be obligated to pay to the Executive any salary and vacation amounts accrued and unpaid as of the effective date of such resignation.

(d)           If the Executive's employment is terminated by the death of the Executive, this Agreement shall automatically terminate, and the Company shall be obligated to pay to the Executive's estate any salary, vacation, and bonus amounts accrued and unpaid at the date of death. If the Executive suffers a Disability, then the Company shall have the right to terminate the Executive's employment, in which case the Company shall be obligated to pay to the Executive (i) any salary, vacation and bonus amounts accrued and unpaid at the date of such termination of employment, and (ii) continued salary payments (not to exceed 30 days) until the Executive is eligible to receive payments under the Company's disability insurance plan.

For purposes of this Agreement, “Disability” means (A) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(e)           If upon a Change of Control or within a period of twenty-four  (24) months thereafter, (i) the Executive's employment is terminated by the Company (or a successor thereto), or (ii) the Executive terminates her employment for Good Reason With a Change in Control (as defined below) and provides written notice to the Company of the existence of the event or condition constituting such Good Reason With a Change in Control within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute a “Good Reason With a Change in Control” then upon such Termination of Employment (which shall occur not later than two years from the date of such Change in Control) the Executive shall be entitled to receive in a lump sum payment an amount equal to two times the average base annual salary received by the Executive during the three year period prior to such termination; provided, however, upon such notice of Good Reason With a Change in Control termination by the Executive, the Company shall have a period of thirty (30) days during which time it or they may in good faith remedy the condition or event constituting such Good Reason With a Change in Control (if, in fact such remedy is possible) and thereafter such notice of termination by the Executive shall be null and void, and the Company shall not be required to pay the amount due to the Executive under this Section 8(e) with respect to such Good Reason With a Change in Control notice. Any termination benefits due the Executive pursuant to this Section 8(e) shall be in lieu of any other termination benefits that the Executive would have otherwise received under any other provision of this Section 8.

“Good Reason With a Change in Control” shall exist if, without Executive’s express written consent, the Company materially breaches any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence any of the following:

(1)	a material diminution in the Executive's base compensation;

(2)	a material diminution in the Executive’s authority, duties, or responsibilities; or

(3)	her employment is relocated more than 50 miles from the office of the Executive in effect on the date of the Change in Control.

For purposes of this Agreement, a Change of Control shall mean (i) a change in ownership of the Company under paragraph (A) below, or (ii) a change in effective control of the Company under paragraph (B) below, or (iii) a change in the ownership of a substantial portion of the assets of the Company under paragraph (C) below. With respect to determination of a Change in Control, Company shall refer to TIB Bank and/or TIB Financial Corp., the parent bank holding company of TIB Bank.

(A) CHANGE IN THE OWNERSHIP OF THE COMPANY. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (B) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(B) CHANGE IN THE EFFECTIVE CONTROL OF THE COMPANY. A change in the effective control of the Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (B)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (B)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (A)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C) CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE COMPANY'S ASSETS. A change in the ownership of a substantial portion of the Company's assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (C) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(D) Each of the sub-paragraphs (A) through (C) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder.

(f)           By the Company, by action taken by its Board or its President and Chief Executive Officer, at any time if said termination is without Cause.  If the Executive's employment is terminated by the Company without Cause, the Company shall (i) for a period of two years thereafter, continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to any bonus paid by the Company to the Executive during the 12 month period prior to said termination, such salary and bonus to be payable in such periodic installments (and not as a lump sum payment) consistent with the payroll periods for the Company's payments to its other employees; and (iii) for a period of 18 months, reimburse the Executive for continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act under the Bank's medical insurance plan.

(g)           Excise Tax. In the event that any consideration or other amount paid or payable to Executive hereunder as well as any other agreements between the Executive and the Company constitutes or is deemed to be an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any other amended or successor provision) that is subject to the tax imposed pursuant to Section 4999 of the Code (or any other amended or successor provisions) ("Excise Tax"), the Company shall pay to Executive an amount ("Gross-Up Amount") that, after reduction of the amount of such Gross-Up Amount for all federal, state and local tax to which the Gross-Up Amount is subject (including the Excise Tax to which the Gross-Up Amount is subject) is equal to the amount of the Excise Tax to which such amount constituting an excess parachute payment is subject. For purposes of determining the amount of any Gross-Up Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Executive on the date the excess parachute payment is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

Notwithstanding the foregoing, no payment under Section 8(g) shall be made later than the end of the taxable year following the taxable year in which the taxes are remitted to the taxing authority or, if no taxes are paid, by the end of the taxable year following the year in which or where as a result of such audit or litigation no taxes are remitted, the end of the taxable year following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

Notwithstanding the foregoing, payment under Section 8(g) shall only apply with respect to a payment made related to a Termination of Employment in conjunction with or following a Change in Control transaction. Section 8(g) shall not be effective with respect to payment of severance compensation absent a Change in Control transaction.

9.
Notice.  All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party.  Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

10.
Confidential Matters.  The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of her employment.  The Executive agrees that, during the period of time the Executive is retained to provide services to the Company, and thereafter subsequent to the termination of Executive's services to the Company for any reason whatsoever, the Executive will not release or divulge any confidential information whatsoever relating to the Company or its business, to any other person or entity without the prior written consent of the Company.  Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive.  Also, the Executive shall not be precluded from disclosing confidential information in furtherance of the performance of her services to the Company or to the extent required by any legal proceeding.

11.
Injunction Without Bond. I n the event there is a breach or threatened breach by the Executive of the provisions of Sections 10, 12, or 13, the Company shall be entitled to an injunction without bond to restrain such breach or threatened breach, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorneys' fees in connection therewith.  Nothing herein shall be construed as prohibiting the Company from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Executive.

12.
Noncompetition.  The Executive agrees that during the period of time the Executive is retained to provide services to the Company, and thereafter for a period of one year subsequent to the termination of Executive's services to the Company for any reason whatsoever (except where the employment of the Executive is terminated pursuant to Section 8(e), or where the term of employment is not renewed pursuant to Section 3), Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank (a “Competitive Activity”);  provided, however , that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Company common stock owned by the Executive at the time of termination of employment.  Notwithstanding any other provision in this Agreement, if the Executive is receiving severance payments from the Company pursuant to Sections 8(b) or (f), then the Executive shall not be entitled to receive any such severance payments which are after one year subsequent to the termination of the Executive's services to the Company if the Executive following such one-year period engages in any Competitive Activity.

13.
Nonsolicitation; Noninterference; Nondisparagement.  The Executive agrees that during the period of time the Executive is retained to provide services to the Company, and thereafter for a period of one year subsequent to the termination of Executive's services to the Company for any reason whatsoever, the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Company or any person who was an employee of the Company within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Company to terminate such employee's employment; (c) induce, or attempt to induce, anyone having a business relationship with the Company to terminate or curtail such relationship or, on behalf of himself or anyone else, to compete with the Company; or (d) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing.  The Executive .also agrees that during the term of this Agreement and thereafter, the Executive will not disparage, denigrate or comment negatively upon, either orally or in writing, the Company, any of its affiliates, or any of their respective officers or directors, to or in the presence of any person or entity, unless compelled to act by subpoena or other legal mandate.

14.
Remedies.  The Executive agrees that the restrictions set forth in this Agreement are fair and reasonable.  The covenants set forth in this Agreement are not dependent covenants and any claim against the Company, whether arising out of this Agreement or any other agreement or contract between the Company and Executive, shall not be a defense to a claim against Executive for a breach or alleged breach of any of the covenants of Executive contained in this Agreement.  It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants.  The Executive understands and agrees that if any of the separate covenants are judicially held invalid or unenforceable, such holding shall not release her from her obligations under the remaining covenants of this Agreement.  If in any judicial proceedings, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business or otherwise) than necessary to protect the business and goodwill of the Bank, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall, for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the case may be.

15.
Invalid Provision.  In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement.  Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

16.	Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida.

17.
Arbitration.  Except for injunctive relief as provided in Section 11 above, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, which arbitration shall be carried out in the manner set forth below:

(a)
Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall select its designated arbitrator and so notify the demanding party.  Within fifteen (15) days thereafter, the two arbitrators so selected shall select the third arbitrator.  The dispute shall be heard by the arbitrators within sixty (60) days after selection of the third arbitrator.  The decision of any two arbitrators shall be binding upon the parties.  Should any party or arbitrator fail to make a selection, the American Arbitration Association shall designate such arbitrator upon the application of either party.  The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon Executive, her successors and representatives, as the case may be.

(b)
Unless the Parties agree otherwise, the arbitration proceedings shall take place in the city where the headquarters of the Holding Company is located, and the judgment and determination of such proceedings shall be binding on all parties thereto.  Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

(c)
Each party shall bear its or her own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally.  However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators and the arbitration proceeding against the party raising such unreasonable claim or defense.

18.	Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and legal representatives and beneficiaries.

19.
Effect on Other Agreements.  This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Company, and the receipt by the Executive of benefits thereunder.

20.
Miscellaneous.  The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement.  The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement.  Time is of the essence of this Agreement and the performance by each party of its or her duties and obligations hereunder.

21.
Complete Agreement.  This Agreement constitutes the complete agreement between the parties hereto with respect to the subject matter hereof and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein.  This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

22.           Effect of Code Section 409A.

(a)           This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Code Section 409A, but rather such payments shall be made by the Company to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Section Code 409A.

(b)           Notwithstanding anything in this Agreement to the contrary, if the Company in good faith determines, as of the effective date of Executive’s Termination of Employment that the Executive is a “specified employee” within the meaning of Section 409A of the Code and if the payment under Section 8 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Executive hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Company will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months (“Six-Month Delay”), whereupon such amount or portion thereof shall be paid to Executive in a lump sum on the first day of the seventh month following the effective date of Executive’s Termination of Employment.  All subsequent payments shall be paid in the manner specified. The limitations of this Six-Month Delay shall only be effective if the stock of the Company or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

"Specified Employee" means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

"Termination of Employment" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). No separation from service is deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment is provided by law or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Company. If the period of leave exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Whether a “Termination of Employment” takes place is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Executive has been providing services to the Company less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business.  The Executive is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Executive during the immediately preceding 36-month period.  The Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Executive during the immediately preceding 36-month period.  No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period.  The presumption is rebuttable by demonstrating that the Company and the Executive reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Company if the Executive has been providing services to the Company for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For periods during which the Executive is on a paid bona fide leave of absence and has not otherwise terminated employment, the Executive is treated as providing bona fide services at a level equal to the level of services that the Executive would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which the Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period).

 (c)           Notwithstanding the Six-Month Delay rule set forth in Section 22(b) above:

(i)           To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), during each month of the Six-Month Delay, the Company will pay the Executive an amount equal to the lesser of (I) the total monthly severance benefit, or (II) one-sixth (1/6) of the lesser of (1) two times the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Termination of Employment occurs, or (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which her Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination of Employment); provided that amounts paid under this Section 22(c) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Termination of Employment occurs, and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Section 8; and

(ii)           To the maximum extent permitted under Code Section 409A and Treas.
Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Company will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s Termination of Employment; provided that the amount paid under this Section 22(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Section 8.

(d)           To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred.  For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Company of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Company and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TIB FINANCIAL CORP.		TIB BANK
By:		By:
	Thomas Longe		Michael D. Carrigan
	President and Chief Executive Officer		President and Chief Executive Officer

“EXECUTIVE”
By:
Alma Shuckhart, individually